Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

OF

REAL PROPERTY COMMONLY KNOWN AS

THE WYNDHAM PALM SPRINGS HOTEL

PALM SPRINGS, CALIFORNIA

and

Joint Escrow Instructions

between

AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Seller”),

and

HIGHLAND HOSPITALITY, L.P., a Delaware limited partnership (“Buyer”)

(“Buyer”).

Effective Date: May 16, 2005

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AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

AND

JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (“this Agreement”) is made as of May 16, 2005 (the “Effective Date”) between

AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Seller”),

and

HIGHLAND HOSPITALITY, L.P., a Delaware limited partnership (“Buyer”).

IN CONSIDERATION OF the mutual covenants and conditions contained herein, parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:

1. Definitions.

1.1 Account. “Account” means any account receivable to be assigned to Buyer or Buyer’s nominee at Closing, pursuant to Section 8.3, and “the Accounts” means all such accounts receivable.

1.2 Affiliate. “Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person.

1.3 Approval Date. “Approval Date” means the thirtieth (30th) day after the Effective Date.

1.4 Assumed Contracts. “Assumed Contracts” means the Equipment Leases and Service Contracts identified on the Schedule of Contracts attached hereto as Exhibit L (excluding, however, any of such Equipment Leases and Service Contracts, which are excluded pursuant to Section 2).

1.5 Bill of Sale. “Bill of Sale” means one or more instruments, as Buyer may determine, each substantively in the form attached hereto as Exhibit C, together conveying the FF&E to Buyer or Buyer’s nominee(s).

1.6 Broker. “Broker” means Jones, Lang, Lasalle.

1.7 Business Day. The term “Business Day” means a day other than Saturday, Sunday or other day when commercial banks in California are authorized or required by Law to close.

1.8 Cash Bank. “Cash Bank” means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing.

1.9 Claims. “Claims” has the meaning specified in Section 12.1.

1.10 Closing. “Closing” means the concurrent delivery through Escrow, in accordance with this Agreement, by Seller to Buyer of the Transfer Instruments, by Buyer to Seller of the Purchase Price and the recordation of the Deed in the official land records of the county in which the Hotel is located.

1.11 Closing Date. “Closing Date” means the date upon which Closing occurs.

1.12 Closing Documents. “Closing Documents” means the Transfer Instruments, the FIRPTA Certificate and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.

1.13 Contract Assignment. “Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit F.

1.14 Counsel. “Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, the law firm of Morgan, Lewis & Bockius LLP; with respect to Buyer, the in house counsel of Buyer.

1.15 Day. The term “day” means a calendar day.

1.16 Deed. “Deed” means a California grant deed in the form attached hereto as Exhibit B, conveying the Hotel Improvements to Buyer subject only to Permitted Exceptions.

1.17 Deposit. “Deposit” has the meaning specified in Section 3.3.

1.18 Disputed Payable. “Disputed Payable” means any amount that a third party claims to be due or accrued as of Closing with respect to the operation of the Hotel, but that Seller or Hotel Manager disputes (including the disputed portion of any bill, invoice or claim that Seller or Hotel Manager otherwise acknowledges to be due and payable).

1.19 Employee Leave. “Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.

1.20 Employee Liabilities. “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Hotel Employees, whether accruing before or after Closing, including, without limitation, any and all obligations or liabilities: (A) for wages, salaries, Employee Leave, fringe benefits, and payroll taxes; (B) for contributions and other payments to Hotel Employee Plans; (C) for worker’s compensation claims based on any real or alleged occurrence prior to Closing, state unemployment insurance, state disability insurance or similar private or public unemployment or disability compensation arrangements in force prior to Closing; and (D) for claims or penalties under applicable Laws governing employer/employee relations (including, without limitation, the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, the California WARN Act (Sections 1400-1408 of the California Labor Code), the Employee Retirement Income Security Act, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).

1.21 Equipment Lease. “Equipment Lease” means a personal property lease covering any item(s) of FF&E identified as such in the schedule attached hereto as Exhibit L.

1.22 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.23 Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded at Closing.

1.24 Escrow Agent. “Escrow Agent” means Lawyers Title Insurance Corporation, acting through its office at Los Angeles, California, whenever acting in the capacity of an escrow holder pursuant hereto.

1.25 Extended Coverage. “Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession (to the extent such deletions are customarily offered by the Title Company in the jurisdiction where the Hotel is located).

1.26 FF&E. “FF&E” means any and all machinery, equipment, appliances, furniture, fittings, removable fixtures, tools and other articles of durable personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) office furniture and equipment, (2) room furnishings, (3) art work and other decorative items, (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, (6) computer equipment, (7) automobiles, vans, trucks and other vehicles, (8) blankets, pillows, linens, towels, sheets and other bed clothing, (9) china, crystal, dishware, glassware, silverware, flatware and other dinnerware, tablecloths, napkins and other “operating inventory” as that term is used in the Uniform System of Accounts, (10) kitchen appliances, cookware and other cooking utensils, (11) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E, (12) the Plans and other written or electronic materials and data pertaining to the construction, operation, maintenance or repair of any of the Hotel Improvements, and (13) software used in the operations of the Hotel; but excluding (a) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Seller), (b) manuals, records and other like materials owned by (and proprietary to) the Hotel Manager, unless prepared or maintained solely for the Hotel, and (c) computer software licensed to Seller or Hotel Manager, unless (i) such license is by its terms transferable in connection with the sale of the Hotel to Buyer and (ii) Buyer pays any fee or other charge imposed by the licensor in connection with such a transfer.

1.27 Final Statement. “Final Statement” has the meaning specified in Section 11.1.

1.28 FIRPTA Certificate. “FIRPTA Certificate” means a certificate with respect to Seller, substantively in the form attached as Exhibit H, confirming to Buyer that Seller is not a foreign person or entity for purposes of § 1445 of the Internal Revenue Code of 1986, as amended (together with a completed California Franchise Tax Board Form 593-W) (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).

1.29 Franchise Agreement. “Franchise Agreement” means that certain franchise agreement between Seller and Franchisor (as defined below) listed on Exhibit L attached hereto, together with all agreements (including, without limitation, subordination and non-disturbance agreements and consents to assignments) which are amendatory or supplementary thereto.

1.30 Franchisor. “Franchisor” means WHC Franchise Corporation.

1.31 General Assignment. “General Assignment” means a general assignment and assumption agreement substantively in the form attached hereto as Exhibit G.

1.32 Governmental Authority. “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

1.33 Ground Sublease. “Ground Sublease” means that certain sublease between Seller (as successor-in-interest to the Community Redevelopment Agency of the City of Palm Springs, California), as sublessee, and the Ground Sublessor (as defined below) listed on Exhibit J attached hereto, together with all agreements (including, without limitation, subordination and non-disturbance agreements and consents to assignments) which are amendatory or supplementary thereto.

1.34 Ground Sublessor. “Ground Sublessor” means the City of Palm Springs (as successor-in-interest to SENCA Palm Springs, Inc.).

1.35 Ground Sublease Assignment. “Ground Sublease Assignment” means an assignment of Seller’s interest in the Ground Sublease and the Hotel Improvements substantively in the form attached hereto as Exhibit D.

1.36 Hazardous Substance. “Hazardous Substance” means any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 etseq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 etseq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; or the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 etseq., or any friable asbestos-containing materials (but excluding non-friable asbestos-containing materials), PCBs, formaldehyde foam insulation, or toxic mold.

1.37 Hotel. “Hotel” means all of the Hotel Premises, FF&E, the Assumed Contracts, the Leased Equipment, the Inventory, the Hotel Records, the Cash Banks and the Intangibles comprising the “Wyndham Palm Springs Hotel”, located at 888 East Tahquitz Canyon Way in Palm Springs, California.

1.38 Hotel Employees. “Hotel Employees” means all persons employed at the Hotel by Hotel Manager at any time prior to Closing.

1.39 Hotel Improvements. “Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel.

1.40 Hotel Manager. “Hotel Manager” means Wyndham Management Company.

1.41 Hotel Management Agreement. “Hotel Management Agreement” means that certain management agreement between Seller and Hotel Manager listed on Exhibit L attached hereto, together with all agreements (including, without limitation, subordination and non-disturbance agreements and consents to assignment) which are amendatory or supplementary thereto.

1.42 Hotel Parcel. “Hotel Parcel” means Seller’s subleasehold interest in (1) those certain parcels described in Exhibit A hereto, together with (2) all appurtenant rights (including, without limitation, rights in and to adjoining streets, rights-of-way and strips and gores, water and riparian rights, rights to light and air and easements).

1.43 Hotel Payable. “Hotel Payable” means any account payable outstanding as of Closing for the Hotel, other than Disputed Payables.

1.44 Hotel Premises. “Hotel Premises” means the Hotel Parcel and the Hotel Improvements.

1.45 Hotel Records. “Hotel Records” means all of the books, records, correspondence, Plans and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller owns or otherwise has the right freely to transfer) which have been received or generated and maintained in the course of operation of the Hotel and which are in Seller’s or the Hotel Manager’s possession or control, including (without limitation) those generated and maintained by the Hotel Manager (excluding only materials, such as the Hotel Manager’s system manuals, which are proprietary to Hotel Manager and which do not particularly concern the Hotel).

1.46 Intangibles. “Intangibles” means Seller’s rights, title and interest, if any, in (i) trade names, trademarks, service marks, logs and other forms of identification used to identify the Hotel or any of its facilities or operations, including the name “Wyndham Palm Springs Hotel” and the names used to designate the restaurant and bar facilities within the Hotel, (ii) the Hotel Records, (iii) the Plans, (iv) the Permits, (v) written guaranties and warranties from contractors, manufacturers and vendors with respect to any of the Hotel Improvements and FF&E, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel, (vi) the Accounts, (vii) the Reservations, and (viii) studies, analyses, reports and other written materials pertaining to the condition of the Hotel Improvements and the Hotel Parcel, and all other intangible personal property rights of whatever nature (excluding the Assumed Contracts and excluding such rights which are expressly excluded from the Hotel) constituting part of the goodwill of the Hotel.

1.47 Inventory. “Inventory” means (i) all goods held for sale to Hotel guests and others in the Ordinary Course and (ii) the stock of supplies and other food and beverage consumables used in the operation and maintenance of the Hotel in the Ordinary Course, but excluding Liquor Inventory and excluding “operating inventory” as that term is used in the Uniform System of Accounts to the extent included in the FF&E.

1.48 Laws. “Laws” means any and all:

1.48.1 Constitutions, statutes, ordinances, rules, regulations, orders, rulings or decrees of any Governmental Authority.

1.48.2 Agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).

1.48.3 Recorded covenants, conditions and restrictions affecting the Hotel Parcel.

1.49 Last Closing Date. “Last Closing Date” means the later of (i) fifteen (15) days immediately following the Approval Date or (ii) two (2) business days immediately following the satisfaction or waiver of the Conditions to Closing set forth in Sections 9.1 and 9.2.

1.50 Lease. “Lease” means any lease, license, concession or other arrangement for the use of space within the Hotel Improvements (excluding transient use of guest rooms, banquet rooms or conference rooms by Hotel guests in the Ordinary Course) (i) identified in the Schedule of Leases attached hereto as Exhibit K or (ii) hereafter entered into by Seller in accordance with Section 6. “Lease” shall not include the Master Lease (as defined below) or the Ground Sublease.

1.51 Lease Assignment. “Lease Assignment” means an assignment and assumption of Leases substantively in the form attached hereto as Exhibit E.

1.52 Leased Equipment. “Leased Equipment” means any item of FF&E that is leased rather than owned by Seller.

1.53 Licensed Premises. “Licensed Premises” means the areas within the Hotel described or otherwise identified in or with respect to the Liquor Licenses as licensed for Liquor Operations.

1.54 Lien. “Lien” means any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than the lien for non-delinquent real estate taxes, general and special assessments or any lien arising out of any activity of Buyer) which affects any of the Hotel Premises and is prior to any of Seller’s interests therein.

1.55 Liquor Inventory. “Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel, including, without limitation, the contents of any in-room servi-bars and mini-bars.

1.56 Liquor License. “Liquor License” means any government license, permit or other authorization for the Liquor Operations.

1.57 Liquor Operations. “Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Hotel.

1.58 Mark. “Mark” means any trademark, trade name, service mark, logo or other proprietary name, mark or design which is owned by Seller (or licensed to Seller and assignable in conjunction with a sale of the Hotel) and used in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection with the Hotel; and “the Marks” means all such names, marks, designs and good will.

1.59 Master Lease. “Master Lease” means that certain Business Lease No. PSL-315 dated February 28, 1984 between the 18 individuals named therein, as lessor, (collectively and for purposes of this Section 1.59 only, the “Ground Lessor”) and Shale Energy Corporation of America, a Texas corporation, as lessee, a memorandum of which lease was recorded on December 30, 1985 as Instrument No. 293741 in the Official Public Records of Riverside County, California, together with that certain activation letter dated May 1, 1984, executed by Shale Energy Corporation of America (as approved by the United States Department of the Interior, Bureau of Indian Affairs pursuant to an approval dated July 23, 1984, which approval was modified by a Modification of Approval of Option dated August 20, 1984) and that certain Amendment to Lease dated as of October 28, 1998 between The United States Secretary of the Interior, as administrator for Ground Lessor, and the City of Palm Springs, a municipal corporation, a memorandum of which was recorded on November 9, 1998 as Instrument No. 487614 in the Official Public Records of Riverside County, California and approved by the United States Department of the Interior, Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998.

1.60 Master Lessor. “Master Lessor” shall mean the United States Department of the Interior, Bureau of Indian Affairs.

1.61 Objectionable Title Matters. “Objectionable Title Matters” has the meaning specified in Section 4.2.

1.62 Ordinary Course. “Ordinary Course” means the course of day-to-day operation of the Hotel, in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the 12 months preceding the Effective Date, except for Franchisor mandated changes to practices, policies and procedures.

1.63 Original. “Original” means any of (A) an original counterpart of the Ground Sublease or any Lease or Assumed Contract, (B) the original Hotel Records or (C) other original documents which comprise or evidence the Intangibles, to the extent within Seller’s possession or control; and “the Originals” means all such items.

1.64 Party. ‘Party” or “Parties” shall have the meanings given to such terms in the preamble prior to Section 1.

1.65 Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and assignable by Seller or otherwise transferable with the Hotel.

1.66 Permitted Exceptions. “Permitted Exceptions” means (A) liens for real property taxes and assessments not yet delinquent, (B) liens or encumbrances arising out of any activity of Buyer, (C) the Master Lease, (D) the Ground Sublease, (E) the Leases, (F) the Assumed Contracts, (G) utility easements which have not adversely affected nor, to Seller’s Knowledge, are expected to adversely affect the operations of the Hotel, and (H) any other matter deemed to be a Permitted Exception pursuant to Section 4.4.

1.67 Plans. “Plans” means the plans and specifications for the original construction of the Hotel Improvements, together with any subsequent material modifications thereof.

1.68 Preliminary Statement. “Preliminary Statement” has the meaning specified in Section 8.

1.69 Property Taxes. “Property Taxes” has the meaning specified in Section 8.1.

1.70 Purchase Price. “Purchase Price” means the gross purchase price being paid by Buyer to Seller for the Hotel, as set forth in Section 3.1.

1.71 Repair Warranties. “Repair Warranties” means written guaranties, warranties and other obligations (if any) for repair or maintenance, from contractors, manufacturers and vendors with respect to the Hotel Improvements and FF&E, to the extent assignable by or at the direction of Seller.

1.72 Reservation Deposit. “Reservation Deposit” means any deposit or advance payment received by Seller or the Hotel Manager in connection with the reservation or booking of any guest room, banquet room or other Hotel facility or service for a time or period after Closing.

1.73 Seller’s Knowledge. “Seller’s Knowledge” means the actual present (and not the constructive) knowledge of Ricardo Koenigsberger, Edward Rohling and Randy Torres and does not imply that said individual(s) have or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any other document delivered by Seller prior to or at Closing.

1.74 Service Contract. “Service Contract” means any of the contracts or other arrangements, written or oral, for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel, including the Hotel Management Agreement.

1.75 Survey. “Survey” means that certain ALTA survey of the Hotel Premises, prepared by Bock & Clark Corporation, as job number 20040196/Site 4 and last revised on July 26, 2004, as the same may be updated, supplemented or replaced by Buyer pursuant to Section 4.1.

1.76 Title Company. “Title Company” means Lawyers Title Insurance Corporation, together with any agent through which it may act in issuing the Title Policy.

1.77 Title Report. “Title Report” means a preliminary title report describing the condition of title to the Hotel Premises, issued by the Title Company as of a date no earlier than January 1, 2005 and including copies of all recorded documents referenced therein as exceptions to title.

1.78 Title Policy. “Title Policy” means an ALTA (Form 10/17/70, with leasehold endorsement, or its local equivalent) owner’s policy of title insurance for the amount of the Purchase Price which is allocated to the Hotel Premises (or such lesser amount as Buyer may elect), insuring or committing to insure subleasehold title to the Hotel Parcel and fee title to the Hotel Improvements in Buyer subject only to Permitted Exceptions, with Extended Coverage.

1.79 Transactor. “Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.

1.80 Transfer Instruments. “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Deed, the Bill of Sale, the Ground Sublease Assignment, the Contract Assignment, the General Assignment and the Lease Assignment.

1.81 Uniform System of Accounts. “Uniform Systems of Accounts” means the Uniform System of Accounts for Hotels, 9th revised edition, as published by the Hotel Association of New York City, Inc., and the Educational Institute of the American Hotel and Lodging Association.

1.82 Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; and the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

2. Covenant of Purchase and Sale. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all of the real and personal property comprising the Hotel and, except as otherwise expressly provided herein, assume from and after Closing all obligations and liabilities appertaining to such property (including, without limitation, Seller’s obligations and liabilities under and with respect to the Ground Sublease, the Leases, the Assumed Contracts, the Permits and any Permitted Exceptions). Buyer shall have the right, however, to exclude from the Assumed Contracts any Equipment Lease or Service Contract that, by its terms, may be terminated by the lessee or servicee without penalty on thirty (30) or fewer days’ notice; provided, that Buyer gives Seller written notice of each such contract to be excluded by no later than the Approval Date, and provided further that, in the event the Closing occurs or Seller terminates this Agreement in accordance with Section 20 hereof, Buyer shall reimburse Seller for any and all documented fees and costs associated with cancellation of any such Equipment Lease(s) or Service Contract(s), including, without limitation, any prepaid amounts not refunded.

3. Purchase Price and Deposit.

3.1 Amount of Purchase Price. The Purchase Price shall be Fifty-Eight Million Dollars ($58,000,000), but the net amount thereof payable to Seller shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.

3.2 Allocation of Price. The portion of the Purchase Price allocated to the FF&E shall be agreed upon by Seller and Buyer (and if they cannot agree then the allocation shall equal its depreciated book value) and the portion allocated to Inventory shall equal the lower of its cost and market. Seller and Buyer shall, upon the request of either, endeavor to allocate the balance of the Purchase Price among the Hotel Parcel, the Hotel Improvements and other tangible and intangible property comprising the Hotel; but agreement on allocations shall not be a condition to Closing. Allocations made pursuant to this Section shall be used by the Parties for title insurance and all tax and other government reporting purposes. To the extent the Parties do not agree on allocations of the balance of the Purchase Price, each Party shall be free to allocate such balance in its sole discretion; except that, if the Parties do not otherwise agree, the Party which has the ultimate liability under applicable Law for payment of any realty transfer tax, stamp or documentary tax or sales tax on the sale of the property shall reasonably determine the values to be declared for the items subject to such tax.

3.3 Deposit.

3.3.1 Amount and Delivery. Within one (1) Business Day after the Effective Date, Buyer shall deliver into Escrow cash in the amount of Five Hundred Eighty Thousand Dollars ($580,000) (the “Initial Deposit”), as a good faith deposit. Within one (1) Business Day after the Approval Date, if Buyer elects to proceed with the purchase of the Hotel, Buyer shall deliver into Escrow an additional cash deposit of Two Million Three Hundred Twenty Thousand Dollars ($2,320,000) (the “Additional Deposit”). The Initial Deposit, together with the Additional Deposit when and if made, is and all interest earned on the deposited funds while in Escrow, shall comprise the “Deposit.”

3.3.2 Investment. The Deposit, while held in Escrow, shall be held by the Escrow Agent in a federally-insured, interest-bearing account with a national banking association.

3.3.3 Disposition. If Buyer, in breach of its obligations under this Agreement, fails to purchase the Hotel on or before the Last Closing Date, Seller upon termination of this Agreement shall be entitled to receive and retain the Deposit as liquidated damages, in accordance with Section 20. In all other circumstances, the Deposit shall remain the property of Buyer and, together with interest earned thereon, shall either (A) at Closing, be applied against the Purchase Price or (B) upon termination of this Agreement, be returned to Buyer, less only Buyer’s one-half share of any Escrow cancellation charges.

3.3.4 EINs. For Escrow Agent’s information, Buyer’s Employer Identification Number is 20-0380238 and Seller’s Employer Identification Number is 85-0453523.

4. Title and Due Diligence Conditions.

4.1 Title Report and Survey. Buyer hereby acknowledges that it has received a copy of the Title Report and the Survey, together with copies of all recorded documents referenced in the Title Report. If Buyer desires Extended Coverage, Buyer may, at its sole expense, update or supplement the Survey or replace it with a new Survey, so long as it obtains such updated, supplemental or replacement Survey, and delivers a copy of it to Seller, at least ten (10) days before the Approval Date.

4.2 Objectionable Title Matters and Permitted Exceptions. Except for any exceptions to or defects in Seller’s title (“Objectionable Title Matters”) with respect to which Buyer gives Seller and Escrow Agent written notice of objection on or before the Approval Date, Buyer shall be deemed to have approved the state of Seller’s title to the Hotel Premises as disclosed by the Title Report and the Survey. All exceptions and other defects which are disclosed by the Title Report or the Survey to which Buyer makes no objection in accordance with the provisions of this Section 4, and all such exceptions and other defects to which Buyer objects but later waives such objection as provided in this Section 4, shall be deemed Permitted Exceptions.

4.3 Cure of Objectionable Title Matters. Seller shall use commercially reasonable efforts to cure any Objectionable Title Matter which does not appear to be a valid exception to Seller’s title (“Inapplicable Exceptions,” including, without limitation, references to leases or tenancies which no longer exist, to instruments or documents which on their face or by law are no longer effective and to matters which have no apparent applicability to the Hotel Premises) or which is otherwise susceptible to cure, but Seller shall not be obligated to expend more than $2,500 in the aggregate to effect cures of Objectionable Title Matters or to extend the Last Closing Date in order to effect a cure. Except as provided in this Section 4.3, Seller shall have no obligation to cure Objectionable Title Matters.

4.4 Termination for Objectionable Title Matter. If, after giving Seller timely written notice under this Section 4 of any Objectionable Title Matter, Buyer does not receive, within ten (10) days after the Approval Date, one of the following:

4.4.1 Written confirmation from the Title Company that such Objectionable Title Matter will not be scheduled as an exception in the Title Policy,

4.4.2 Written confirmation from the Title Company that it will affirmatively insure Buyer against loss resulting from such Objectionable Title Matter, by an endorsement to the Title Policy in a form reasonably satisfactory to Buyer, or

4.4.3 Seller’s unconditional written undertaking to take, at or before Closing, such steps as the Title Company requires to accomplish the actions in either Sections 4.4.1 or 4.4.2 above,

then Buyer shall have the right to terminate the Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent within five (5) Business Days after the expiration of the foregoing 10-day period (but in any event no later than the Last Closing Date), whereupon Escrow Agent shall cancel Escrow, return the Deposit to Buyer (less only Buyer’s one-half share of any Escrow cancellation charges) and return every other item in Escrow to the Party which deposited the same. If Buyer does not so elect to terminate this Agreement, the Objectionable Title Matter(s) in question shall then be deemed to be Permitted Exceptions.

4.5 Additional Title Exceptions. Buyer shall have the right to object to any new title exceptions (other than Permitted Exceptions) first raised by the Title Company in any amendments to any Title Report issued after the Approval Date, and which have a material adverse effect on the continued operation of the Hotel Premises, by giving written notice (“Buyer’s Additional Title Objection Notice”) to Seller within five (5) Business Days after Buyer’s receipt of any such amendment, but in any event no later than the Closing Date.

4.5.1 If Buyer timely delivers Buyer’s Additional Title Objection Notice to Seller specifying Buyer’s objections to any new title exceptions first raised in an amendment to the Title Report issued after the Approval Date (each an “Additional Title Objection” and collectively the “Additional Title Objections”), Seller may, but shall not be obligated to, attempt to eliminate or cure some or all of such Additional Title Objections set forth in any Buyer’s Additional Title Objection Notice. Seller shall have no obligation whatsoever to eliminate or cure any Additional Title Objection. If Seller does not notify Buyer in writing within five (5) Business Days after Seller’s receipt of Buyer’s Additional Title Objection Notice (but in any event prior to the Closing Date) that Seller is willing to eliminate or cure any Additional Title Objections, Seller shall be deemed to have notified Buyer that it is unable or unwilling to eliminate or cure the Additional Title Objections.

4.5.2 If Seller notifies or is deemed to have notified Buyer that Seller is unable or unwilling to eliminate or cure any such particular Additional Title Objections, Buyer shall be entitled to terminate this Agreement by delivering to Seller and Escrow Agent written notice on or prior to five (5) days after such notice or deemed notice from Seller terminating this Agreement. Buyer’s failure to deliver such written notice to Seller and Escrow Agent shall be deemed Buyer’s waiver of the particular Additional Title Objection which Seller is unable or unwilling to eliminate or cure. In the event of any such termination, the Deposit (in immediately available funds) shall be returned to Buyer and thereafter neither Seller nor Buyer shall have any further rights or obligations hereunder, except as expressly provided otherwise in this Agreement. Notwithstanding anything contained herein to the contrary, if Buyer’s right to terminate this Agreement pursuant to the foregoing provisions of this Section 4.5.2 has not expired prior thereto, it shall expire upon the Closing.

4.6 Access to Property and Records. During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel, upon reasonable advance notice but not less than two (2) Business Days’ prior notice, access at all reasonable times to:

4.6.1 The Hotel Records and Seller’s files, books and records and other documents relating to the construction, occupancy, operation, leasing, maintenance and repair of the Hotel, excluding appraisals, internal evaluations and confidential materials such as those which are protected by attorney-client privilege, which are proprietary or which Seller is prohibited from disclosing under applicable Laws or by agreement.

4.6.2 The Hotel Premises, for purposes of conducting (at Buyer’s sole expense and liability) any inspections, observations, examinations, surveys and tests that Buyer may reasonably require (but Buyer shall not conduct any borings, drilling or other invasive or destructive testing without Seller’s prior written consent and without first evidencing to Seller liability insurance coverage for such activity satisfactory in scope and amount to Seller).

Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel, and Buyer in its activities under this Section 4.6 shall conduct its inspections so as not to interfere with such rights or the operation of the Hotel in any respect. Seller may have its own representative accompany Buyer’s representative on any such visit. In no event shall Buyer communicate with any employees of or at the Hotel other than such persons, if any, as Seller designates in writing from time-to-time (“Designees”), nor shall Buyer disclose or permit to be disclosed to any employees the nature or reason for Buyer’s presence on or about the Hotel Premises, nor shall Buyer communicate with the Hotel Manager, in each case, without Seller’s prior written approval.

4.7 Indemnification. Buyer shall hold harmless, indemnify and defend Seller and Seller’s affiliates and their agents, representatives and employees (the “Seller Indemnified Parties”) from and against any and all claims, liability and losses, and expenses related thereto (including, without limitation, reasonable attorneys’ fees and expenses), which any Seller Indemnified Party incurs by reason of any damage to property (including, without limitation, the Hotel Improvements or FF&E), or any third-party claim arising or asserted to arise out of, any activity of Buyer or Buyer’s agents, representatives, consultants or contractors conducted at or about the Hotel Premises. Without limiting the generality of the foregoing, Buyer shall indemnify the Seller Indemnified Parties against any claim, damage or loss to the extent that such claim, damage or loss results from the Buyer exacerbating any pre-existing, or causing any new, release or threatened release of any Hazardous Substance at or from the Hotel Premises; provided that Buyer shall only be liable to the extent of such incremental loss or damage. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel Improvements or FF&E caused by any such activity. Buyer shall not create or cause to be created any Liens with respect to the Hotel Premises and shall promptly remove, or cause to be removed, any such Liens.

4.8 Buyer’s Right of Termination. In addition to the rights of termination provided in this Agreement, Buyer shall have the right, in its sole discretion, to terminate this Agreement unless Buyer is satisfied as to all matters related to the Hotel and bearing upon the suitability of the Hotel for Buyer’s purposes; but Buyer shall be conclusively deemed to have waived such right unless by 5:00 p.m., Pacific Time, on the Approval Date Buyer has given Seller and Escrow Agent written notice of termination of this Agreement. Buyer shall not be required to give its reasons for terminating this Agreement pursuant to this Section 4.8. If prior to the expiration of the Approval Date, Buyer gives Seller written notification that Buyer elects not to proceed with the purchase of the Hotel in accordance with this Agreement, this Agreement shall terminate, whereon the Deposit shall be returned to Buyer and neither Party shall have any liability to the other hereunder except as otherwise specifically provided herein, including without limitation liability pursuant to Sections 4.7, 16.2 and 16.9.

5. Representations and Warranties.

5.1 By Seller.

5.1.1 Regarding the Hotel. Seller hereby represents to Buyer that, to Seller’s Knowledge (and except as disclosed in Exhibit H or in any other Exhibit to this

Agreement, in the Title Report or the Survey, or in any other document or written notice furnished to Buyer by Seller, its representatives or other third parties engaged by Buyer in connection with its due diligence of the Hotel, prior to the Approval Date):

5.1.1.1 To Seller’s Knowledge, Seller has not received written notice from any Governmental Authority (A) that the current condition, occupancy or use of the Hotel violates or will require correction under any applicable Law (including, without limitation, building and safety codes, Title III of the Americans with Disabilities Act, OSHA regulations or Laws regulating Hazardous Substances) or (B) revoking, canceling or denying renewal of any Permit or Liquor License.

5.1.1.2 To Seller’s Knowledge, Seller has not filed any notice of protest or appeal against, or commenced proceedings to recover, real property tax assessments against the Hotel Parcel or the Hotel Improvements.

5.1.1.3 To Seller’s Knowledge, there are no lawsuits filed and served upon Seller or otherwise pending or, to Seller’s Knowledge, threatened, whose outcome could adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey the Hotel under this Agreement (including, without limitation, actions for condemnation).

5.1.1.4 To Seller’s Knowledge, during the period of Seller’s ownership and operation of the Hotel (i) there has been no release in violation of applicable Laws of any Hazardous Substance on, in or under the Hotel Parcel or the Hotel Improvements, (ii) there are no underground storage tanks located on or under the Hotel Parcel and (iii) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Hotel Parcel onto any adjoining properties.

5.1.1.5 To Seller’s Knowledge, the Schedule of Leases attached hereto as Exhibit I identifies all of the existing Leases and, to Seller’s Knowledge, neither Seller nor any other party to any such Lease is currently in default thereunder and all such Leases are in full force and effect.

5.1.1.6 To Seller’s Knowledge, the Schedule of Contracts attached hereto as Exhibit L identifies all of the existing Equipment Leases and Service Contracts and, to Seller’s Knowledge, neither Seller nor any other party to any such Equipment Lease or Service Contract is currently in default thereunder and all such Equipment Leases and Service Contracts are in full force and effect.

5.1.1.7 To Seller’s Knowledge, there are no employees of the Hotel other than the Hotel Employees. The Schedule of Employee Benefit Plans attached hereto as Exhibit M identifies each employee benefit plan and multi-employer plan covering Hotel Employees (“Hotel Employee Plans”). No Hotel Employee Plan is the subject of any investigation, audit or other such adverse action by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation, nor is Seller aware of any basis for any such adverse action.

5.1.1.8 To Seller’s Knowledge, none of the Hotel Employees is covered by a collective bargaining agreement or within any bargaining unit certified under the National Labor Relations Act or any similar state Law.

5.1.1.9 To Seller’s Knowledge, Seller has good title to the FF&E, other than those items subject to the Equipment Leases.

5.1.1.10 To Seller’s Knowledge, there are no existing management or franchise agreements relating to the Hotel other than the Hotel Management Agreement and the Franchise Agreement.

5.1.1.11 To Seller’s Knowledge, Seller has not sold or otherwise transferred any material FF&E within the twelve (12) months immediately preceding the Effective Date.

5.1.2 Regarding Seller. Seller hereby represents to Buyer that:

5.1.2.1 Seller is a duly organized, validly existing limited partnership and is in good standing under the laws of its State of organization; has full power to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary corporate action; and has caused this Agreement to be duly executed and delivered on its behalf to Buyer. Seller is qualified to do business and is in good standing in each jurisdiction in which the nature of the business or properties owned by Seller requires qualification.

5.1.2.2 Except for the Master Lease Consent and the Ground Sublease Consent, Seller has full right and power to convey and deliver possession of the Hotel Premises and to transfer all of the other property comprising the Hotel in accordance with this Agreement. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.1.2.3 As of the Effective Date, (i) no government or third-party approval or consent which has not already been obtained (or, with respect to consent from the parties to the agreements listed in Exhibit L attached hereto (the “Required Consents”), which will be obtained by Seller prior to Closing) is required for Seller’s execution and delivery of, or performance of obligations under, this Agreement and (ii) Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.

5.1.2.4 As of the Effective Date, there are no lawsuits filed and served against Seller or, to Seller’s Knowledge, threatened against Seller, whose outcome could adversely affect Seller’s ability to perform its obligations under this Agreement.

5.1.2.5 Except for the Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

5.1.2.6 Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller’s Knowledge, threatened against Seller, nor is Seller contemplating commencing any proceedings.

5.2 By Buyer. Buyer hereby represents to Seller that:

5.2.1 Buyer is a limited partnership, duly formed, validly existing and in good standing under the laws of the state of its formation, is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action (subject to approval by the Board of Directors of Buyer’s general partner (the “Board”) to occur on or before May 19, 2005 and Buyer’s failure to execute its right of termination pursuant to Section 4.8 by the Approval Date shall be confirmation that such Board approval was obtained); and has caused this Agreement to be duly executed and delivered on its behalf to Seller. Buyer is qualified to do business and is in good standing in each jurisdiction in which the nature of the business or properties owned by Buyer requires qualification.

5.2.2 Except for approval of Buyer’s Board as provided in Section 5.2.1, no government, internal or other third-party approvals or consents which have not already been obtained are required for Buyer’s execution and delivery of, or performance of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.

5.2.3 There are no lawsuits filed and served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.

5.2.4 Except for Seller’s Broker, Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

5.2.5 PRIOR TO THE APPROVAL DATE, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE HOTEL AND MAKE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE AND BUYER WILL RELY ON SUCH INSPECTIONS AND TESTS IN DETERMINING IF THE HOTEL IS SUITABLE FOR BUYER’S PURPOSES. IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE APPROVAL DATE TO MAKE ANY INQUIRY THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE

PURCHASE OF THE HOTEL, BUYER SHALL ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRY OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.

5.2.6 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).

5.3 WAIVER AND RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT FOR A CLAIM MADE (A) UNDER THIS SECTION 5 FOR MONETARY DAMAGES DUE TO A BREACH OF A REPRESENTATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR (B) FOR A BREACH OF A COVENANT OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASEES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING WILLFUL FRAUD. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.

IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING RELEASE SHALL BE EFFECTIVE AS A BAR TO ALL CLAIMS, OF WHATSOEVER CHARACTER, NATURE AND KIND, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, HEREIN ABOVE SPECIFIED TO BE SO BARRED; IN FURTHERANCE OF THIS INTENTION, BUYER EXPRESSLY WAIVES ANY AND ALL RIGHTS AND BENEFITS CONFERRED UPON IT BY THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH ARE AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BUYER HEREBY ACKNOWLEDGES THAT THE FOREGOING WAIVER OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WAS SEPARATELY BARGAINED FOR. BUYER EXPRESSLY CONSENTS THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT IN ACCORDANCE WITH EACH AND ALL OF ITS EXPRESS TERMS AND PROVISIONS RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DEMANDS AND CAUSES OF ACTION, IF ANY, TO THE SAME EFFECT AS THOSE TERMS AND PROVISIONS RELATING TO ANY OTHER CLAIMS, DEMANDS AND CAUSES OF ACTION HEREINABOVE SPECIFIED.

IN ADDITION, BUYER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW AND INTENDS THAT IT NOT BE APPLICABLE HERE.

5.4 Survival and Limitations. The Parties’ representations set forth in this Section 5 (and their respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments and shall continue in effect for a period of 180 days thereafter; provided, however, that neither Party shall have liability to the other for any breach of such representations unless:

5.4.1 The facts constituting such breach have not been disclosed to, discovered by or otherwise become known to such Party prior to Closing;

5.4.2 Such Party has given to the other Party written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, within 180 days after the Closing Date; and

5.4.3 Such Party’s actual out-of-pocket loss from such breach exceeds $50,000; and provided further, that in no event shall either Party’s aggregate liability to the other Party for all such breaches exceed One Million Dollars ($1,000,000).

5.5 Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall give the other prompt notice of its discovery of any event or condition which has the effect of making any representations contained in Section 5 materially inaccurate, either when made or as of the Closing.

6. Operation of the Hotel Pending Closing. From the Effective Date until Closing, except for emergencies, Seller shall use commercially reasonable efforts to operate the Hotel in the Ordinary Course (including, without limitation, maintaining insurance policies equivalent in all material respects to those maintained as of the Effective Date) and shall not, without Buyer’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), cause, approve or voluntarily permit any material change in the operations of the Hotel, including the actions set forth below. In the event Seller requests consent to take any actions requiring Buyer’s consent under this Section 6, Seller shall deliver to Buyer a written request for consent, which shall include such detail as is reasonably necessary for Buyer to evaluate the merits of such request (the “Request for Consent”). Within three (3) Business Days of receipt of a Request for Consent, Buyer shall respond to Seller with Buyer’s consent or denial of consent. Buyer’s failure to deliver a written denial of consent within such three (3) Business Day period shall be deemed Buyer’s approval of the actions described in such Request for Consent.

6.1 Material alterations or other material changes in the Hotel Improvements except for (i) alterations or improvements required to avoid or cure a violation of applicable Law, and (ii) alterations or improvements to repair any damage caused by an emergency or a casualty.

6.2 Cancellation or surrender of any existing Permit for the Hotel.

6.3 Creation of any Lease, mortgage, deed of trust or other encumbrance on Seller’s title to the Hotel.

6.4 Entering into or materially modifying any Service Contract, Equipment Lease or Lease, unless the same is terminable upon Closing.

6.5 Material reductions in current levels of service, sales and marketing efforts, maintenance or staff.

6.6 Modifying the Franchise Agreement, the Management Agreement or the Ground Lease;

6.7 Significantly alter or revise the accounting principles, procedures, methods or practices in place at the Hotel; and

6.8 Remove or permit to be removed from the Hotel any material FF&E or similar personal property, unless such item is replaced by a substitute of equal or greater value.

If Buyer proceeds to Closing with actual knowledge of any breach by Seller of this Section 6, Buyer shall be deemed to have waived such breach and shall have no claim against Seller after Closing on account of such breach.

7. Other Agreements.

7.1 Hotel Management Agreement. Subject to receiving the Hotel Manager’s consent to assignment of the Hotel Management Agreement, Buyer shall assume all of Seller’s obligations under the Hotel Management Agreement as of the Closing. Seller shall remain responsible for all amounts due under the Hotel Management Agreement prior to the Closing and shall hold harmless, indemnify and defend Buyer and its subsidiaries and affiliates from and against any claims or liability therefor. Buyer shall be responsible for and shall hold harmless, indemnify and defend Seller and its subsidiaries and affiliates from and against any claims or liability therefor all amounts due under the Hotel Management Agreement from and after the Closing, as well as the liability, cost and expense of any alterations, improvements, upgrades, enhancements or replacements that the Hotel Manager requires to be made to the Hotel, including the FF&E, (after Closing, even if the requirement is made before Closing) as a condition of, or in connection with, Hotel Manager’s consent to assignment of the Hotel Management Agreement, consent to transfer of the Hotel to Buyer, or waiver of Hotel Manager’s right of first offer to purchase the Hotel, as more particularly described in Section 7.4 below.

7.2 Franchise Agreement. Subject to receiving the Franchisor’s consent to assignment of the Franchise Agreement, unless Buyer enters into a new franchise agreement as set forth in Section 9.1.5, Buyer, shall assume all of Seller’s obligations under the Franchise Agreement as of the Closing. Seller shall remain responsible for all amounts due under the Franchise Agreement prior to the Closing and shall hold harmless, indemnify and defend Buyer and its subsidiaries and affiliates from and against any claims or liability therefor. Buyer shall be responsible for and shall hold harmless, indemnify and defend Seller and its subsidiaries and affiliates from and against any claims or liability therefor all amounts due under the Franchise Agreement from and after the Closing, as well as the liability, cost and expense of any alterations, improvements, upgrades, enhancements or replacements that the Franchisor requires to be made to the Hotel, including the FF&E, (after Closing, even if the requirement is made before Closing) as a condition of, or in connection with, Franchisor’s consent to assignment of the Franchise Agreement, consent to transfer of the Hotel to Buyer, or waiver of Franchisor’s right of first offer to purchase the Hotel, as more particularly described in Section 7.4 below.

7.3 Liquor License(s) and Inventory. Buyer acknowledges and agrees that Seller does not own any Liquor Inventory or conduct any Liquor Operations at the Hotel, but that all such Liquor Operations are conducted by or on behalf of the Hotel Manager or its lessee or licensee. Accordingly, no Liquor Inventory or Liquor Licenses shall be transferred by Seller to Buyer in connection with the sale of the Hotel to Buyer.

7.4 Estoppel Certificates; Consents. Seller shall use all commercially reasonable efforts to obtain prior to the Approval Date, but shall not be required to pay any money to any third party in connection therewith, the following: (A) a consent to assignment from the Master Lessor (the “Master Lease Consent”), (B) an estoppel certificate (the “Ground

Sublessor Estoppel Certificate”) and a consent to assignment (the “Ground Sublease Consent”) executed by Ground Sublessor and collectively in the form attached hereto as Exhibit D (and revised to include those landlord certifications which the Ground Sublessor is required to make pursuant to the Ground Sublease), (C) an estoppel certificate and/or comfort letter (the “Hotel Manager Estoppel Certificate”), and a consent to assignment, both in such form as Buyer may reasonably require, from the Hotel Manager under the Hotel Management Agreement (the “Hotel Management Agreement Consent”), (D) an estoppel certificate and/or comfort letter (the “Franchisor Estoppel Certificate”) and a consent to assignment, both in such form as Buyer may reasonably require, from the Franchisor under the Franchise Agreement (the “Franchise Agreement Consent”), (E) a Tenant Estoppel Certificate from the tenant under each Lease, in such form as the Buyer may reasonably request and (F) an estoppel certificate, comfort letter and/or consent to assignment (if required) from the non-assigning party under each other Assumed Contract, in such form as Buyer may reasonably require. Upon receipt of each such certificate and consent, Seller shall promptly deliver the same to Buyer. Without limiting Buyer’s obligations pursuant to Sections 7.1 and 7.2 above, Buyer shall cooperate in good faith with the Master Lessor, the Ground Sublessor, the Hotel Manager and the Franchisor with respect to requests made by the Master Lessor, Ground Sublessor, Hotel Manager or Franchisor in connection with Seller’s efforts to obtain the Master Lease Consent, the Ground Sublessor Estoppel Certificate, the Ground Sublease Consent, the Hotel Manager Estoppel Certificate, the Hotel Management Agreement Consent, the Franchisor Estoppel Certificate and the Franchise Agreement Consent, including, without limitation, paying any reasonable transfer or review fee that is payable to the Master Lessor, Ground Sublessor, Hotel Manager and/or Franchisor under the Master Lease, Ground Sublease, Hotel Management Agreement and/or Franchise Agreement, respectively. Except as otherwise provided in Section 9.1.5, if Seller is unable to obtain the Hotel Manager Estoppel Certificate, the Hotel Manager Agreement Consent, the Franchisor Estoppel Certificate, the Franchise Agreement Consent or the estoppel certificates as provided in (C) through (F) above prior to the Approval Date, and Buyer ultimately elects not to terminate this Agreement pursuant to Section 4.8 above, then the delivery of such items shall not be a condition to Closing. Provided further, if the Ground Sublessor reasonably requests, Buyer agrees to provide a commercially reasonable guaranty in connection with obtaining the Ground Sublease Consent.

7.5 Right to Audit. Buyer may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of the books and records of the Hotel, including the historical financial statements of the Hotel, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof. Seller shall, and shall use commercially reasonably efforts, at no cost to Seller, to cause Hotel Manager to, cooperate in connection with the performance of such audits and shall provide all information reasonably requested by such accountants, at no cost or expense to Seller or Hotel Manager. In connection with such audits, Seller shall use commercially reasonably efforts to cause Hotel Manager to provide the accountants performing such audits with a commercially reasonable representation letter, at no cost or expense to Seller or Hotel Manager. The covenant of Seller set forth in this Section 7.5 regarding its cooperation, and commercially reasonable efforts to cause Hotel Manager to cooperate, in connection with the audit of the Hotel books and records and providing information reasonably requested shall survive Closing for a period of one (1) year.

8. Prorations, Credits and Other Adjustments. At Closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning at least 48 hours prior to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.

8.1 Proration of Taxes. All real estate ad valorem taxes, general assessments and special assessments and all personal property advalorem taxes assessed against the Hotel (generically, “Property Taxes”) and payable during the tax year in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. Seller shall remain responsible for all Property Taxes assessed for periods ending prior to Closing (whenever assessed or billed), as well as for all Hotel Excise Taxes accruing prior to Closing; and Buyer shall be responsible for all Property Taxes assessed for periods on and after Closing, as well as for all Hotel Excise Taxes accruing on and after Closing. Following the Closing, Seller and its advisors shall be permitted to undertake and pursue such audits and Property Tax refunds as Seller shall determine in their sole discretion, and Seller shall be entitled to any Property Tax refunds payable in respect of the Hotel for periods ending prior to the Closing Date and any Property Tax refunds for Property Taxes assessed or assessable for a period during which the Closing occurs shall be prorated between Buyer and Seller upon the receipt thereof by either party; provided, that, any Property Tax refund required to be prorated pursuant to the prior sentence shall be net of any and all actual third party out-of-pocket costs incurred by Seller in connection with the pursuit of such Property Tax refund, including, without limitation, the fees and expenses of professional third party advisors.

8.2 Proration of Expenses. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:

8.2.1 Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.

8.2.2 Utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Buyer.

8.2.3 Employee Liabilities for wages, salary, benefit payments and payroll taxes for the pay period(s) in which Closing occurs and for accrued Employee Leave, except to the extent that Seller is required by applicable Law or otherwise elects to determine and itself pay such liabilities accrued through the day preceding Closing.

8.2.4 Accrued and unpaid travel agent commissions; provided, that the foregoing proration shall be made in connection with the provisions of Section 11 governing the preparation and settlement of the Final Settlement, and no proration of the foregoing shall be made at Closing.

8.2.5 “Basic Rent” and any “Additional Rent” under the Ground Sublease (such “Additional Rent” shall be prorated based on the gross receipts of business for the portion of the applicable year under the Ground Sublease prior to the Closing Date).

8.2.6 All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services).

8.3 Proration of Hotel Revenues.

8.3.1 Guest Ledger. The open account (“Guest Ledger Account”) for each person who is a guest at the Hotel on the night immediately preceding Closing (“Closing Eve”) shall be prorated between Seller and Buyer as follows:

8.3.1.1 Service charges (including, without limitation, room service charges, in-house movie fees, health or fitness club charges and honor bar charges) for all days preceding, and through 12:00 midnight on Closing Eve, shall be credited to Seller (notwithstanding if such charges are not charged to the guest’s account until after Closing Eve).

8.3.1.2 Room charges for all days preceding Closing Eve shall belong to Seller.

8.3.1.3 Service charges after 12:00 midnight on and after Closing Eve shall belong to Buyer.

8.3.1.4 Room charges for the days after Closing Eve shall belong to Buyer.

8.3.1.5 Room charges for Closing Eve shall be divided equally between Seller and Buyer.

8.3.1.6 Other shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.

8.3.1.7 Any other charges for the 24-hour period including Closing Eve, which cannot be fixed as to the actual time of incurrence, shall be apportioned equally between Seller and Buyer.

8.3.1.8 From the amounts apportioned to Seller under the foregoing clauses shall be deducted all applicable taxes, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses.

All Guest Ledger Accounts shall be assigned to Buyer at Closing, and Seller shall receive a proration credit equal to its net aggregate prorated amount under this Section 8.3.1. Buyer shall be responsible for paying any taxes and other amounts deducted from Seller’s apportioned share under Section 8.3.1.8.

8.3.2 Rents and other Operating Revenues. Monthly rents and other fixed periodic payments under the Leases, and any other operating revenues not otherwise provided for in this Section 8, shall be prorated between Buyer and Seller as of Closing.

8.3.3 Other Receivables. Except for Guest Ledger Accounts and for amounts which are assigned to Buyer pursuant to Section 8.3.2, Seller shall assign to Buyer at Closing all receivables, other than receivables which are in excess of sixty (60) days past due at Closing and any receivables owed to Seller by Delta Air Lines (the “Retained Receivables”), accrued as of the Closing Date with respect to the Hotel and Seller shall be entitled to a proration credit equal to ninety-nine percent (99%) of such receivables. With respect to the Retained Receivables, after Closing, Buyer cause its manager of the Hotel, in accordance with such manager’s billing and collection practices and procedures, to use commercially reasonable efforts to collect such Retained Receivables for Seller’s account, except for any such receivables as Seller by written notice to Buyer excludes from such efforts; but neither Buyer nor its Hotel manager shall be obligated to institute any legal action or incur any extraordinary expense in attempting to collect such receivables. Any payment at or relating to the Hotel which is received or recovered after Closing from a person who then owes amounts both on such a Seller Retained Receivable and on an account to the Hotel accruing after Closing shall be applied to the invoice(s) specified by the payor (and, if the payor makes such payment without reference to a specific invoice, then such payment shall then be allocated first to the earliest accruing account(s)).

8.4 Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the excess of (A) the aggregate estimated amount of all Hotel Payables in the Preliminary Statement over (B) Buyer’s prorated share of such Hotel Payables under this Section 8, and Buyer shall assume the obligation to satisfy Hotel Payables (1) included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement) and (2) which otherwise are identified within the 90-day period following Closing. After Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within fifteen (15) days after receiving such submission, objects to such invoice or claim (thereby making it a Disputed Payable), Buyer may pay the same and take a credit for such payment on the Final Statement. Seller shall remain responsible for all Disputed Payables and for all Hotel Payables that are neither included on such schedule nor identified within the 90-day period following Closing.

8.5 Credits for Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits.

8.6 Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Banks as of Closing.

8.7 Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time (for the Hotel), on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts, as reasonably modified by Hotel Manager for use at the Hotel.

8.8 Utility Deposits; Loan Impounds and Debt Service. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any utility deposits, impound accounts with respect to any Lien, or any interest, prepayment premium or other payments on any Lien, all of which shall remain the sole property or obligation of Seller.

9. Conditions to Closing.

9.1 In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close shall be subject to timely satisfaction of each of the following conditions:

9.1.1 Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing.

9.1.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1.

9.1.3 Satisfactory Title Policy. Irrevocable commitment of the Title Company at Closing to issue the Title Policy (with Extended Coverage, to the extent reasonably available from title insurers in the jurisdiction where the Hotel is located and if Buyer timely requests such coverage and furnishes the Title Company with a current Survey; but, otherwise, the availability of any endorsement to the Title policy shall not be a condition to Buyer’s obligation to close unless Seller has undertaken in writing to obtain such endorsement to cure an Objectionable Title Matter).

9.1.4 Estoppel Certificate and Consent to Assignment from Master Lessor and Ground Sublessor. Seller’s delivery to Buyer of a Master Lease Consent, a Ground Sublessor Estoppel Certificate and a Ground Sublease Consent, each executed by the Master Lessor and Ground Sublessor, respectively. The Master Lease Consent shall confirm the Master Lessor’s approval that the Ground Sublease may be assigned to and assumed by Buyer or its nominee and subsequently leased to an affiliate of Buyer. The Ground Sublease Consent shall confirm the Ground Sublessor’s approval that the Ground Sublease may be assigned to and assumed by Buyer or its nominee and subsequently leased to an affiliate of Buyer.

9.1.5 Franchise Agreement. Provided that Buyer promptly makes application to Franchisor and diligently and in good faith prosecutes such application to completion, Buyer’s, or its nominee’s, receipt of either (i) a consent and estoppel certificate by Franchisor to assignment to Buyer or its nominee of the Franchise Agreement or (ii) an offer from Franchisor to enter into a new franchise agreement with Buyer or its nominee substantially on the terms of the Franchisor’s standard franchise agreement in their current Uniform Franchise Offering Circular.

9.1.6 Physical Condition. No material alteration or other change in the physical condition, structure or appearance of the Hotel having occurred since the Effective Date, normal wear and tear, damage by casualty and Ordinary Course alternations or changes excepted. For purposes of this Section 9.1.6, an alteration or other change shall be deemed material if the cost to restore it exceeds $35,000.

If any of the conditions specified in this Section is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.

9.2 In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:

9.2.1 Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing.

9.2.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.

9.2.3 No Governmental Approval or Notice Necessary. No Law requires notice to or approval by any Governmental Authority of the transactions contemplated by this Agreement.

If any condition specified in this Section 9.2 is not satisfied (or waived by Seller in writing) by the Last Closing Date, Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Seller shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Seller prior to Closing.

9.3 Pre-Closing Damage or Destruction.

9.3.1 Termination Rights. Seller agrees to give Buyer prompt notice of any Casualty occurring at the Hotel between the Effective Date and the Closing Date; provided, however, that Seller shall not be deemed to be in default under this Section 9.3.1 for failure to report minor incidents causing insignificant damage. If, prior to Closing, all or a material part of any of the Hotel Premises is damaged, destroyed or taken by eminent domain (a “Casualty”), either Party shall have the right, at its election, to terminate this Agreement, by written notice given to the other Party by the Last Closing Date (but, in any event, before Closing actually occurs). If a Casualty occurs fewer than ten (10) Business Days before the Last Closing Date, either Party shall have the right to extend the Last Closing Date until the tenth (10th) Business Day after the occurrence of such Casualty in order to make the election permitted by this Section.

9.3.2 If No Termination. If a Casualty occurs and neither Party has and elects to exercise the right under Section 9.3.1 to terminate this Agreement or there is a Casualty and it is not deemed to effect a material part of the Hotel Premises, this Agreement shall continue in force and, upon Closing, Buyer shall be entitled to all insurance proceeds, condemnation awards or other amounts which have been paid or may thereafter be payable to or for the account of Seller by any person in connection with such Casualty (“Proceeds”), except that Seller shall retain the right to Proceeds payable under business interruption or rent loss insurance to the extent applicable to periods before the Closing, and the Proceeds of property hazard insurance to the extent Seller has incurred costs to repair or replace property damaged as a result of such Casualty. At Closing, Seller shall, except to the extent entitled to retain Proceeds under the preceding sentence, pay over to Buyer the amount of any Proceeds already received by Seller, shall assign Buyer all of Seller’s rights to Proceeds which may then be or thereafter become payable and shall credit Buyer with the least of (A) the amount of any applicable insurance deductible, (B) the reasonably estimated cost of repairing, restoring or replacing the portion of the Hotel damaged by such Casualty or (C) the amount specified to be a “material part” of the Hotel Premises in Section 9.3.3.

9.3.3 Material Part. For purposes of this Section, a Casualty shall be deemed to affect a material part of the Hotel Premises if: such Casualty results in either (A) a permanent loss of market value of the Hotel equal to more than twenty five percent (25%) of the Purchase Price or (B) damage or loss reasonably estimated to cost more than twenty five percent (25%) of the Purchase Price to repair or replace.

10. Closing.

10.1 Time, Place and Manner. Closing shall occur on or before the Last Closing Date, through escrow, at the offices of the Escrow Agent. In order to confirm concurrent delivery of the Purchase Price and delivery of title to the Hotel Premises, Buyer’s funds for Closing and the Transfer Instruments to be recorded shall be delivered into Escrow for Closing, in accordance with this Agreement.

10.2 Seller’s Deliveries.

10.2.1 Pre-Closing. On or before the Last Closing Date, Seller shall deliver to Escrow Agent the following documents (“Seller’s Closing Documents”):

10.2.1.1 The Deed, duly executed and acknowledged by Seller, for recording at Closing in the official land records of the county where the Hotel is located.

10.2.1.2 Two counterparts of each of the Transfer Instruments (except for the Deed delivered to Escrow Agent pursuant to Section 10.2.1.1), all duly executed by Seller and acknowledged, if such Transfer Instrument will be recorded.

10.2.1.3 For each Lease, a notice from Seller to the tenant thereunder, in a form reasonably acceptable to Buyer, advising such tenant of the sale of the Hotel to Buyer.

10.2.1.4 A counterpart of the FIRPTA Certificate and any analogous state-specific form, duly executed by Seller.

10.2.1.5 Letters to lessors, vendors or contractors under Assumed Contracts, and utility companies serving the Hotel Premises, in a commercially reasonable form, advising them of the sale of the Hotel to Buyer and directing to Buyer (at the Hotel) all bills for the services provided to the Hotel Premises on and after the Closing Date.

10.2.1.6 Originals of the Master Lease Consent, the Ground Sublessor Estoppel Certificate and the Ground Sublease Consent.

10.2.1.7 Such other documents as the Escrow Agent or the Title Company may reasonably require from Seller in order to effect Closing in accordance with this Agreement.

10.3 Buyer’s Deliveries:

10.3.1 Pre-Closing. At least one (1) Business Day prior to the Last Closing Date, Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Documents”):

10.3.1.1 Good and immediately available funds in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.

10.3.1.2 Two (2) counterparts of each Transfer Instrument to be executed by Buyer, duly executed by Buyer and acknowledged, if such Transfer Instrument will be recorded.

10.3.1.3 Such other documents as the Escrow Agent or the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement.

10.4 Closing Costs.

10.4.1 Paid By Seller. Seller shall pay:

10.4.1.1 The premium charge for an ALTA standard owner’s title insurance policy in the amount of the Purchase Price allocated to the Hotel Premises, plus the additional premium charges for endorsements, if any, ordered by Seller to cure Objectionable Title Matters.

10.4.1.2 One-half of Escrow Agent’s fees and expenses for administering Escrow.

10.4.1.3 The commission owed to Broker pursuant to a separate agreement between Seller and Broker.

10.4.1.4 Seller’s legal fees and expenses.

10.4.1.5 Any and all costs associated with the releases of any deeds of trust, mortgages and other financing obtained by Seller which encumbers the Hotel.

10.4.2 Paid by Buyer. Buyer shall pay:

10.4.2.1 All transfer taxes, stamp taxes, documenting taxes, sales taxes and similar excises imposed on the sale, conveyances and transfers under this Agreement.

10.4.2.2 All charges for the Title Report and the Title Policy, including the charge for Extended Coverage, except for the changes specified to be paid by Seller under Section 10.4.1.1.

10.4.2.3 The cost of updating, supplementing or obtaining a Survey.

10.4.2.4 All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.

10.4.2.5 One-half of Escrow Agent’s fees and expenses for administering Escrow.

10.4.2.6 Buyer’s legal fees and expenses, accountants fees and all other costs associated with Buyer’s due diligence with respect to the Hotel Premises.

10.4.3 Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in the county where the Hotel is located.

10.5 Completion of Closing. Closing shall be effected as follows:

10.5.1 At such time as the Transactors and Counsel have confirmed the delivery to Escrow Agent of each of the items specified in Sections 10.2.1 and 10.3.1, the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to record the Deed (and any other Transfer Instruments to be recorded) in the appropriate place and to complete Closing by disbursing funds in accordance with Section 10.5.2 and, as appropriate, delivering Seller’s Closing Documents to Buyer and Buyer’s Closing Documents to Seller.

10.5.2 As soon as Escrow Agent confirms to the Parties that the Title Company is irrevocably committed to issue the Title Policy to Buyer, the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to disburse funds from Escrow as follows:

10.5.2.1 Disburse to Seller, in such respective amounts as Seller shall designate to Escrow Agent in writing before Closing, the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.

10.5.2.2 Pay the closing costs specified in Section 10.4.

10.5.2.3 Disburse any excess funds as directed by Buyer.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel; but if no such account has been so designated to Escrow Agent by the Business Day immediately following the Closing Date, Escrow Agent may instead disburse by its own check, for any amount of $10,000 or less, sent on the Closing Date by messenger or overnight delivery service to the applicable Party at the address for notices to such Party hereunder.

10.5.3 So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing, it shall not be a condition to disbursement of funds at Closing that the Deed or any other Transfer Instrument have first been recorded.

10.6 Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.

10.7 Delivery of Possession. Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) Hotel guests, (B) the Master Lease, (C) the Ground Sublease (D) the Leases and Assumed Contracts, and (E) possessory rights and interests included among the Permitted Exceptions.

10.8 Failure of Closing. If Closing fails to occur by the Last Closing Date, or if the Last Closing Date fails to occur by the date which is ninety (90) days immediately following the Approval Date, any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving written notice of such termination to the other Parties and to Escrow Agent.

10.9 Procedure for Termination of Escrow. If this Agreement is terminated any time after the Approval Date, Seller and Buyer shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse the Deposit and all other funds and items (if any) then held in Escrow in accordance with the provisions of this Agreement. If, following termination of this Agreement, the Parties give Escrow Agent conflicting instructions or one of the Parties fails to give Escrow Agent instructions:

10.9.1 Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or of one Party’s failure to give instructions, and request that such conflict or omission be promptly resolved.

10.9.2 Where one Party has failed to give instruction, unless Escrow Agent receives written instructions from such Party within five (5) Business Days after giving notice of such failure, Escrow Agent shall be free to comply with the instructions given by the other Party and both Parties shall hold harmless, indemnify and defend Escrow Agent from any claim or liability resulting from such compliance.

10.9.3 Where the Parties have given conflicting instructions, Escrow Agent shall take no action to cancel Escrow or deliver funds or items out of Escrow except pursuant to further, joint written instructions from the Parties or a final court order or judgment. If the Parties fail, within sixty (60) days after Escrow Agent has made requested such joint instructions, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.9).

10.10 Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.

11. Post-Closing Adjustments.

11.1 Final Closing Statement. No later than sixty (60) days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing the month in which Closing occurred, on Buyer’s own post-Closing examination of the books and records of the Hotel and on facts discovered after Closing. Seller shall be deemed have agreed to the Final Statement as prepared by Buyer, except for such items as to which Seller specifically objects in a written notice given to Buyer within thirty (30) days after Buyer delivers the Final Statement to Seller.

11.2 Disputes. If Seller gives timely and proper notice of objection to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such action and agree upon the Final Statement within thirty (30) days after Buyer delivers the Final Statement to Seller, then any Party may submit the unresolved items to a mutually agreeable national accounting firm (or, if the Parties are unable to agree on such firm within forty (40) days after Buyer delivers the Final Statement to Seller or such firm is unwilling to handle the dispute, to a qualified neutral party designated by the American Arbitration Association office located in Los Angeles, California) for a determination which shall be binding and conclusive upon all Parties and shall become part of agreed Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such accounting firm or other designated neutral party for making such determination.

11.3 Settlement. Within ten (10) Business Days after the Final Statement has been agreed Seller and Buyer or after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount owing on the settlement for the Closing prorations, credits and other adjustments, as shown by the agreed Final Statement. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.

12. Third-Party Claims and Obligations.

12.1 Assumed and Retained Liabilities. Buyer shall assume all liability and obligations under, and Buyer shall hold harmless, indemnify and defend and protect Seller from and against any and all claims, liability and losses, and expenses related thereto (including reasonable attorneys’ fees) (collectively, “Claims”), which Seller incurs by reason of any obligation or liability (i) connected with the ownership or operation of the Hotel and relating to the period after Closing, except to the extent that Seller has expressly retained such liability or obligation pursuant to this Agreement or (ii) which is assumed by Buyer pursuant to this Agreement, including, without limitation (A) all Employee Liabilities assumed by Buyer pursuant to Section 12.2 below, (B) the Assumed Contracts (including the Hotel Management Agreement),

(C) the Hotel Payables and (D) the Leases. Seller shall hold harmless, indemnify and defend and protect Buyer from and against any and all Claims which Buyer incurs by reason of any obligation or liability (i) connected with the ownership or operation of the Hotel and relating to the period before Closing, except to the extent that Buyer has assumed such liability or obligation pursuant to this Agreement or (ii) which is retained by Seller pursuant to this Agreement, including, without limitation (A) the Employee Liabilities retained by Seller pursuant to Section 12.2 below, (B) Equipment Leases and Service Contracts which are excluded from the Assumed Contracts and (C) any Disputed Payables.

12.2 Employee Liabilities. Seller shall remain responsible for all (A) claims made or suits brought with respect to Employee Liabilities prior to Closing, and (B) Employee Liabilities with respect to Hotel Employees accruing prior to Closing (except those which are directly related to a termination of employment after Closing or which otherwise first arise after Closing). Buyer shall be responsible for (x) Claims made or suits brought with respect to Employee Liabilities first arising following Closing, and (y) Employee Liabilities with respect to Hotel Employees accruing after Closing (except those which are directly related to a termination of employment before Closing or which otherwise first arise before Closing).

12.2.1 WARN Act Liability. Seller and the Hotel Manager shall comply with the Worker Adjustment and Retraining Notification Act of 1988 and the California WARN Act (Sections 1400-1408 of the California Labor Code) (collectively, the “WARN Act”), to the extent applicable to the transactions contemplated by this Agreement.

12.3 Indemnification of Related Persons. Any indemnification of a Party against third-person claims contained herein shall also run in favor of such Party’s partners, shareholders, beneficial owners, directors, officers, employees, Affiliates, agents and managers (including, without limitation, the Hotel Manager), all of whom are intended by the Parties to be third-party beneficiaries of this Section 12.

13. Hotel Records. As reasonably required for tax filings, preparation and auditing of financial statements, other reporting and similar purposes, Seller shall have the right to make and retain copies of the Hotel Records which are transferred to Buyer at Closing and to disclose information contained therein. Buyer shall also make the Hotel Records available to Seller and its authorized representatives at the Hotel, at reasonable times and upon reasonable prior notice, and allow Seller to make copies thereof; and Buyer shall not dispose of any Hotel Records prior to the fifth (5th) anniversary of Closing without giving Seller at least thirty (30) days’ prior written notice and opportunity to recover the same.

14. Assignment. Neither this Agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign or transfer its rights under this Agreement to a corporation, partnership, limited liability company or other entity which is wholly owned and controlled, directly or indirectly, by Buyer, provided Buyer gives Seller at least five (5) days’ prior written notice of such assignment and that such assignee concurrently with such assignment assumes, in a written instrument delivered and satisfactory in form to Seller, all of the obligations and liabilities of Buyer hereunder. No such assignment by Buyer shall relieve Buyer of its obligations under this Agreement.

15. Notices. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, by electronic facsimile transmission (“Fax”), at the address or addresses indicated for such Party below (and/or to such other address as such Party may from time to time by written notice designate to the other):

If to Seller:	c/o AP/APH Ventures, LLC
1201 Constellation Boulevard, #2900
Los Angeles, California 90067
Attention: Michael Weiner
Fax: (310) 843-1950

with a copy to:	Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, California 90071
Attention: Anthony Ciasulli, Esq.
Fax: (213) 612-2501

If to Buyer:	Highland Hospitality, L.P.
8405 Greensboro Drive, Suite 500
McLean, Virginia 22102
Attention: General Counsel
Fax: (703) 336-4910

and a copy to:	Highland Hospitality, L.P.
8405 Greensboro Drive, Suite 500
McLean, Virginia 22102
Attention: Chief Investment Officer
Fax: (703) 336-4910

and shall be deemed delivered and received (A) if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B) otherwise, on the Business Day next following the date of actual delivery or transmission; provided, however, that any communication delivered by Fax must be confirmed within three (3) Business Days by duplicate notice delivered as otherwise provided herein and any refused delivery must re-tendered within two (2) Business Days.

16. General Provisions.

16.1 Confidentiality. Except for Permitted Disclosures (defined below), (A) Buyer shall keep confidential the terms of this Agreement, and (B) until and unless the Closing occurs, Buyer shall keep confidential all information regarding the Hotel. In addition, except as required by Law, no party shall issue press release or communication with the public prior to Closing without the prior written consent of the other. As used herein, “Permitted Disclosures” include only (i) disclosures by Buyer to its attorneys, accountants and other consultants as reasonably necessary in negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of Buyer’s rights and the performance its duties hereunder, (ii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, and (iii) any other disclosure required by Law (including, without limitation, in response to any subpoena). In the case of any Permitted Disclosure described in clause (i) above, Buyer shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. That certain Confidentiality Agreement previously executed by Highland Hospitality Corporation dated March 17, 2005 shall continue in full force and effect and shall not be deemed to have merged into, or been superseded by, this Agreement; provided, further, to the extent that such Confidentiality Agreement is inconsistent with the terms of this Section 16.1, the items of this Section 16.1 shall control.

16.2 Effect of Termination. Upon any termination of this Agreement, no Party shall have any further obligation or liability to the other hereunder except (i) as provided below (regarding Buyer’s return or destruction of materials received from Seller), (ii) any liability which any Party may have hereunder by reason of the fact that termination either (A) was wrongfully made by it or (B) resulted from a breach of its covenants or other obligations hereunder and (iii) any obligation under Sections 4.7 or 16.9. Within thirty (30) days after termination of this Agreement without Closing, Buyer shall either return to Seller all materials of a confidential nature which Buyer has received from Seller pursuant to this Agreement or confirm to Seller in writing that Buyer has destroyed all such materials. Within thirty (30) days after Seller’s request following the termination of this Agreement without Closing, Buyer shall deliver to Seller all reports, studies and analyses prepared by third parties at Buyer’s request or direction relating to the Hotel Premises, other than Buyer’s internal documents containing proprietary or privileged information and to the extent permitted pursuant to agreements with parties preparing such reports (unless this Agreement has been terminated due to the default of Seller). Such delivery shall be made without representation or warranty by Buyer as to the contents of such items and Seller shall not be entitled to rely on such items.

16.3 Construction; Participation in Drafting. Each Party acknowledges that it and it Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision.

16.4 No Third-Party Beneficiaries. Except as expressly provided in Section 12.3, nothing in this Agreement is intended or shall construed to confer any rights or remedies on any person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.

16.5 Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

16.6 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non-Business Day shall automatically be extended to the immediately following Business Day.

16.7 Captions. Article and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.8 Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder.

16.9 Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgement provision shall be made for the recovery of such post-judgement costs and expenses.)

16.10 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE AN AGREEMENT MADE UNDER THE LAW OF THE STATE OF CALIFORNIA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SUCH LAWS.

16.11 Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on Separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

17. Exhibits. Each of the following exhibits is hereby incorporated into and made an integral of this Agreement:

A	Legal Description of Hotel Parcel

B	Form of Deed

C	Form of Bill of Sale

D	Form of Ground Sublease Assignment Agreement

E	Form of Assignment and Assumption of Leases

F	Form of Assignment and Assumption of Assumed Contracts

G	Form of General Assignment and Assumption

H	Form of FIRPTA Certificate

I	Exceptions to Seller Representations

J	Ground Sublease

K	Schedule of Leases

L	Schedule of Contracts

M	Schedule of Employee Benefit Plans

N	Schedule of Required Consents and Approvals

Seller shall have until (and including) the fifth (5th) Business Day before the Approval Date to prepare or modify, and deliver to Buyer, Exhibits I, K, L, M and N. Any modification of such Exhibits that Seller timely delivers shall supplement or supersede (as the case may be) the prior version of such Exhibit for all purposes of this Agreement.

18. Signers’ Warranty. Subject to approval of Buyer’s Board as set forth in Section 5.2.1, each individual executing and delivering this Agreement on behalf of a corporate Party hereby warrants and represents to the other Parties that he or she is duly authorized and empowered to do so.

19. Limitation on Remedies for Seller’s Breach. If Seller defaults under this Agreement, then Buyer may, at Buyer’s option, terminate this Agreement and the Escrow (as provided in Section 10.9) or pursue any other rights or remedies that Buyer may have at law; provided, however, that Buyer shall have the right to exercise any remedy of specific performance, including the filing of a lis pendens against the Property, only if both of the following conditions have been satisfied (and otherwise Buyer shall be deemed to have waived its right of specific performance and its right to file a lis pendens against the Property): (a) Buyer shall deposit into escrow all of the items listed in Section 10.3 (Buyer’s Deliveries) above necessary to close the Escrow established hereunder without any offset of any amounts or modifications of any documents and authorize the release of such items in order to effectuate the Close of Escrow (provided, however, that, pursuant to the preceding sentence, Buyer shall not be required to deposit into Escrow the balance of the Purchase Price but shall provide Seller with evidence reasonably satisfactory to Seller that such funds are immediately available for deposit to accomplish Closing), and (b) Seller shall have failed to deposit into Escrow all items listed in Section 10.2 (Seller’s Deliveries). This provision shall be an absolute bar to any action by Buyer for specific performance of this Agreement except in strict accordance with this Section 19, and Seller shall be entitled to the immediate expungement of any lis pendens filed by Buyer against the Property in violation of this Section 19. If Buyer brings an action for specific performance of the Agreement, or records a lis pendens against the Hotel Premises, or otherwise creates any cloud on Seller’s title to the Hotel Premises in violation of this Section 19, Buyer shall hold harmless and indemnify Seller from and against all costs, expenses (including attorneys’ fees) and losses which Seller incurs by reason thereof.

20. LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR BUYER’S BREACH. IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, THEN UPON WRITTEN NOTICE OF TERMINATION (A “TERMINATION NOTICE”) FROM SELLER TO BUYER AND ESCROW AGENT, THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION AND BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.7, 16.2 AND 16.9). THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS SECTION 20 THAT:

IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.

THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 20 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO); AND

UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE

DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.7, 16.2 AND 16.9; AND PROVIDED FURTHER THAT SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER ATTORNEYS’ FEES AND OTHER DIRECT OUT-OF-POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 20.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND BUYER HAVE INITIALED BELOW:

SELLER:	BUYER:

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

SELLER:	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware
corporation, its general partner

		By:	/s/ Rick Koenigsberger
		Name:	Rick Koenigsberger
		Title:	President

BUYER:	HIGHLAND HOSPITALITY, L.P., a Delaware limited partnership

	By:	HHC GP Corporation, a Maryland
corporation, its general partner

	By:	/s/ James L. Francis
	Name:	James L. Francis
	Title:	President/CEO

[ESCROW AGENT’S SIGNATURE ON THE FOLLOWING PAGE]

[Signature Page to Purchase and Sale Agreement]

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.

LAWYERS TITLE INSURANCE COMPANY

By:

Name:

Title:

Date:	,2005

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

LEGAL DESCRIPTION OF HOTEL PARCEL

(Please See Attached)

EXHIBIT A TO PURCHASE AND SALE AGREEMENT

EXHIBIT B

FORM OF CALIFORNIA GRANT DEED

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

[FOR RECORDER’S USE]

GRANT DEED

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged AP/APH PALM SPRINGS, L.P., a Delaware limited partnership, having an address of c/o AP/APH Ventures, LLC, 1201 Constellation Boulevard, #2900, Los Angeles, California 90067, Attention: Michael Weiner (“Grantor”), hereby grants to                     , a(n)                      having an address of                      (“Grantee”), all of Grantor’s right, title and interest in and to the improvements (the “Improvements”) located on or under that certain land situated in the County of Riverside and State of California known as 888 East Tahquitz Canyon Way in Palm Springs and more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with all tenements, hereditaments and appurtenances belonging or appertaining to such Improvements, including, without limitation, all easements, rights-of-way, servitudes and other rights (the “Appurtenances”) (the Improvements and Appurtenances hereafter collectively referred to as the “Real Property”).

SUBJECT TO all non delinquent real property taxes and assessments and all covenants, conditions, restrictions, rights of way, easements, encumbrances and other matters of record, or of which a survey or inspection of such property would give notice, as of the date hereof.

This is a conveyance of the Real Property only and not of the underlying land, and the Real Property is owned in Fee Simple by Grantor pursuant to that certain sublease of the Land described in Exhibit B attached hereto and made a part hereof (the “Sublease”), the rights in which Sublease are being assigned by Grantor to Grantee pursuant to a separate instrument dated on or about the date hereof.

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

Dated: , 2005	AP/APH PALM SPRINGS, L.P..., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

STATE OF	)
) ss.
COUNTY OF	)

On this      day of                     , before me personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

EXHIBIT A

TO

GRANT DEED

Legal Description

[insert legal description set forth in title

report/commitment approved by Buyer]

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

EXHIBIT B

TO

GRANT DEED

Sublease

Sublease (Hotels I-XI) dated December 31, 1984, by and between SENCA Palm Springs, Inc., a California corporation, a predecessor-in-interest of the City of Palm Springs, a municipal corporation, as sublandlord, and the Community Redevelopment Agency of the City of Palm Springs, California, a predecessor-in-interest of AP/APH Palm Springs, L.P., a Delaware limited partnership, as subtenant, a memorandum of which was recorded on December 30, 1985 as Instrument No. 293742 of the Official Public Records of Riverside County, California, as supplemented by the certain Supplement (For Purpose of Conforming Legal Description) to Sublease recorded on December 20, 1993 as Instrument No. 504374 of said Official Public Records, as amended by that certain Amendment to Sublease, a memorandum of which was recorded on November 5, 1998 as Instrument No. 487613 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998; subtenant’s interest was assigned to AP/APH Palm Springs, L.P., a Delaware limited partnership by Assignment to Sublease dated as of November 5, 1998 recorded November 9, 1998 as Instrument No. 487612 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998.

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

EXHIBIT C

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE, for Ten Dollars ($10.00) cash and other good and valuable consideration, receipt of which is hereby acknowledged, AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Seller”), does hereby sell, assign, convey, transfer and set over to                     , a                      (“Buyer”), all of the “FF&E” and “Inventory,” as those terms are defined in that certain Agreement of Purchase and Sale for the Wyndham Palm Springs Hotel, in Palm Springs, California, dated as of                     ,      2005, between Seller, and Buyer, without warranty, express or implied, except that Seller shall warrant and defend unto Buyer and Buyer’s successors and assigns title to such property against all persons claiming by, through or under Seller.

Seller further hereby covenants to execute and deliver such further instrument(s) as Buyer may hereafter request to evidence or confirm any of the sales made herein, in such form as Buyer may reasonably request and promptly upon Buyer’s request therefor.

Dated: , 2005	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

EXHIBIT C TO PURCHASE AND SALE AGREEMENT

EXHIBIT D

FORM OF GROUND SUBLEASE ESTOPPEL CERTIFICATE

AND GROUND SUBLEASE CONSENT

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

[FOR RECORDER’S USE]

ASSIGNMENT OF GROUND SUBLEASE

This ASSIGNMENT OF GROUND SUBLEASE (this “Agreement” is made as of the      day of                     , 2005, by and among AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Assignor”),                     , a                      (“Assignee”) and THE CITY OF PALM SPRINGS, a municipal corporation (the “City”).

Recitals

A.	The City is the current holder of the lessee’s interest under that certain Business Lease No. PSL-315 dated February 28, 1984 between the 18 individuals named therein as lessor (collectively, the “Ground Lessor”) and Shale Energy Corporation of America, a Texas corporation, as lessee, a memorandum of which lease was recorded on December 30, 1985 as Instrument No. 293741 in the Official Public Records of Riverside County, California, together with that certain activation letter dated May 1, 1984, executed by Shale Energy Corporation of America (as approved by the United States Department of the Interior, Bureau of Indian Affairs (the “BIA”) pursuant to an approval dated July 23, 1984, which approval was modified by a Modification of Approval of Option dated August 20, 1984) and that certain Amendment to Lease dated as of October 28, 1998 between The United States Secretary of the Interior (the “Secretary”), as administrator for Ground Lessor, and the City, a memorandum of which was recorded on November 9, 1998 as Instrument No. 487614 in the Official Public Records of Riverside County, California and approved by the BIA pursuant to an approval dated as of October 29, 1998 (collectively, the “Master Lease”).

B.	A portion of the property covered by the Master Lease is subleased to the Assignor pursuant to that certain Sublease (Hotels I-XI) dated December 31, 1984 (the “Sublease”), by and between SENCA Palm Springs, Inc., a California corporation, a predecessor-in-interest of the City, as sublandlord, and the Community Redevelopment Agency of the City of Palm Springs, California, a predecessor-in-interest of Assignor, as subtenant, a memorandum of which was recorded on December 30, 1985 as Instrument No. 293742 of the Official Public Records of Riverside County, California, as

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

supplemented by the certain Supplement (For Purpose of Conforming Legal Description) to Sublease recorded on December 20, 1993 as Instrument No. 504374 of said Official Public Records, as amended by that certain Amendment to Sublease, a memorandum of which was recorded on November 5, 1998 as Instrument No. 487613 of said Official Records and approved by the BIA pursuant to an approval dated as of October 29, 1998, as assigned to Assignor by Assignment to Sublease dated as of November 5, 1998 recorded November 9, 1998 as Instrument No. 487612 of said Official Records and approved by the BIA pursuant to an approval dated as of October 29, 1998, covering the real property described on Exhibit A attached hereto and incorporated herein by this reference (the “Leased Premises”).

C.	Assignee is purchasing all of the interest of Assignor in and to, among other things, the leasehold estate in the Leased Premises and the hotel known as “Wyndham Palm Springs” and the other improvements (collectively, the “Improvements”) located on the Leased Premises.

D.	Assignee is transferring all of its interest in the personal property included within the Improvements to (“Tenant”), an affiliate of Assignee and will enter into a sublease of the Leased Premises and all of the real property included within the Improvements to Tenant (the “Tenant Sublease”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Assignment by Assignor. Assignor hereby assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the Sublease and the leasehold estate created thereby and hereby quitclaims, conveys, transfers and assigns to Assignee all of the Assignor’s right, title and interest in and to the Improvements.

2.	Acceptance by Assignee. Assignee hereby accepts the foregoing assignment and transfer of the Sublease and promises and agrees to pay all rent and to faithfully assume and perform all covenants, stipulations, agreements and obligations under the Sublease accruing on and after the date hereof or otherwise attributable to the period commencing on said date and continuing thereafter. Assignee hereby acknowledges that (a) this Agreement is subject and subordinate to all the terms, covenants and conditions in the Master Lease and the Sublease; and (b) except for the transfers and subleases to the Tenant as set forth in Recital D above, Assignee shall not have any right to further assign its interest under the Sublease or sub-lease any property subject thereto except in accordance with the terms and provisions of the Sublease and the Master Lease.

3.	Consent by the City. The City hereby consents to the assignment of Assignor’s interest in the Sublease and the leasehold estate created thereby to Assignee and further consents to Assignee effecting the transfers and entering into the Tenant Sublease as set forth in Recital D above, conditioned on the approval of the assignment by the BIA as required by Article 44 of the Master Lease. The City

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

and Assignee agree that transfer and entry into the Tenant Sublease with the Operator shall not relieve Assignee of its promise to pay all rents and to faithfully assume and perform all covenants, stipulations, agreements and obligations under the Sublease occurring on or after the date hereof or otherwise attributable to the period commencing on said date and continuing thereafter.

4.	Performance Under Master Lease. Assignee covenants and warrants that it has received, read and approved a fully executed copy of the Master Lease, it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease to the extent applicable to the Leased Premises, and further covenants not to take any action or do or perform any act or fail to perform any act that would result in the failure or breach of any of the covenants, agreement, terms, provisions or conditions of the Master Lease on the part of the “Lessee” thereunder.

5.	Tenant Sublease. Assignee agrees that, pursuant to the Tenant Sublease, Tenant will be required to assume the same obligations to perform under the Sublease and Master Lease that Assignee has agreed to assume pursuant to paragraphs 2 and 4 hereunder. The Assignee and City agree that the Tenant shall not have any right to further assign its interest in the Tenant Sublease or sublease any property subject thereto except in accordance with the terms and provisions of the Sublease and the Master Lease.

6.	Liability. Assignee acknowledges and agrees that the assignment and transfer releases and relieves Assignor from all liability under the Sublease and the Master Lease and that Assignor shall not remain liable under any of the terms, conditions, and covenants of the Sublease or the Master Lease from and after the date hereof.

7.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument.

8.	Severability. If any provision in this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

9.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California and shall be deemed to have been executed in Palm Springs, California, for purposes of jurisdiction and venue in any action or proceeding to interpret or enforce its terms or provisions, irrespective of the actual location of its execution.

10.	Binding Effect. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each party hereto and their respective successors, executors, administrators or heirs, and all persons claiming by and through them.

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

11.	Attorneys’ Fees. In the event that any party hereto brings an action or proceeding for a declaration of the rights of the parties under this Agreement for injunctive relief, for an alleged breach or default of, or any other action arising out of this Agreement or the transactions contemplated hereby, or in the event any party is in default of its obligations pursuant hereto, whether or not suit is filed or prosecuted to final judgment, the non-defaulting party (or, in the event of litigation, prevailing party) shall be entitled to reasonable attorneys’ fees, in addition to any court costs incurred and in addition to any other damages or relief awarded.

12.	Further Assurances. Assignor shall execute and promptly deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

13.	Indemnification. Assignor shall hold harmless, indemnify and defend Assignee, its successors and assigns, from and against any claim or liability for an obligation under the Sublease or the Master Lease arising prior to the date hereof. Assignee shall hold harmless, indemnify and defend Assignor, its successors and assigns, from and against any claim or liability for an obligation under the Sublease or the Master Lease arising on or after the date hereof.

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ASSIGNOR:	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, INC., a Delaware corporation, its general partner

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , Notary Public, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.	(Seal)

Notary Public

[Signatures Continued on Following Pages]

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

[Signatures Continued from Preceding Page]

ASSIGNEE:	[Insert Name/Jurisdiction/Type of entity]

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , Notary Public, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.	(Seal)

Notary Public

[Signatures Continued on Following Page]

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

[Signatures Continued from Preceding Page]

THE CITY:	THE CITY OF PALM SPRINGS, a municipal corporation

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , Notary Public, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.	(Seal)

Notary Public

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

EXHIBIT A

TO

ASSIGNMENT OF SUBLEASE

Lots 1, D and E inclusive of Amended Tract No. 20485, in the City of Palm Springs, County of Riverside, State of California, as per map recorded in Book 200, Pages 47 and 48 of Maps, in the Office of the County Recorder of said County.

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION OF LEASES

RECORDING REQUESTED BY:

AND WHEN RECORDED, MAIL TO:

[FOR RECORDER’S USE ONLY]

[Form of]

ASSIGNMENT OF LEASES

AND

ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of                          , 2005, by and between AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Assignor”), and                     , a                      (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of                     ,     , 2005, between Assignor as “Seller,” and Assignee, as “Buyer,” for purchase of the land described in Exhibit A attached hereto, together with the improvements thereon, comprising the real property components of the hotel known as the Wyndham Palm Springs Hotel, in Palm Springs, California (the “Hotel”).

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee, and Assignee to assume, all of Assignor’s rights, title and interest in, to and under the space leases identified in the Schedule of Leases attached hereto as Exhibit B (the “Leases”), subject to the terms and conditions set forth in this Assignment.

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights, title and interest in, to and under each of the Leases.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Leases accruing from and after the date hereof.

3. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

4. Counterparts. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

5. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with such laws.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

7. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

8. Indemnification. Assignor shall hold harmless, indemnify and defend Assignee, its successors and assigns, from and against any claim or liability for an obligation under the each of the Leases arising prior to the date hereof. Assignee shall hold harmless, indemnify and defend Assignor, its successors and assigns, from and against any claim or liability for an obligation under each of the Leases arising on or after the date hereof.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware corporation, its general partner

By:
Name:
Title:

ASSIGNEE:	[Insert Name/Jurisdiction/type of entity]

By:
Name:
Title:

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

ACKNOWLEDGMENTS

STATE OF	)
) ss:
COUNTY OF	)

On                             , before me,                                         , personally appeared                                                                  , personally known to be (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

[SEAL]

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

STATE OF	)
) ss:
COUNTY OF	)

On                             , before me,                                              , personally appeared                                                                      , personally known to be (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

[SEAL]

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of                     ,     , 2005, by and between AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Assignor”), and                     , a                      (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of                          , 2005, between Assignor and Assignee for purchase of the land described in Exhibit A attached hereto, together with the improvements thereon, comprising the real property components of the hotel known as the Wyndham Palm Springs Hotel, in Palm Springs, California (the “Hotel”).

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee, and Assignee to assume, all of the contracts and equipment leases (the “Assumed Contracts”) identified in the Schedule of Contracts attached hereto as Exhibit B, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights in, under and to each of the Assumed Contracts and to all benefits and privileges hereafter accruing to Assignor thereunder.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Assumed Contracts accruing from and after the date hereof.

3. Indemnifications by Assignor and Assignee. Assignor shall hold harmless, indemnify and defend Assignee, its successors and assigns, from and against any claim or liability for an obligation under the Assumed Contracts arising prior to the date hereof (including, without limitation, any claim or liability for a breach or default on the part of the servicee or equipment lessee under any Assumed Contract based on an event occurring before the date hereof). Assignee shall hold harmless, indemnify and defend Assignor, its successors and assigns, from and against any claim or liability for an obligation under the Assumed Contracts arising on or after the

EXHIBIT F TO PURCHASE AND SALE AGREEMENT

date hereof (including, without limitation, any claim or liability for a breach or default on the part of the servicee or equipment lessee under any Assumed Contract based on an event occurring on or after the date hereof).

4. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

5. Counterparts. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

6. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with such laws.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

8. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT F TO PURCHASE AND SALE AGREEMENT

ASSIGNOR:	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware
corporation, its general partner

By:
Name:
Title:

ASSIGNEE:	[Insert name/jurisdiction/entity]

By:
Name:
Title:

EXHIBIT F TO PURCHASE AND SALE AGREEMENT

EXHIBIT G

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of                     ,     , 2005, by and between AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Assignor”), and                     , a                     , (“Assignee”).

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of                     ,     , 2005, between Assignor, as “Seller,” and Assignee, as “Buyer” for purchase of the land described in Exhibit A attached hereto, together with the improvements thereon, comprising the real property components of the hotel known as the Wyndham Palm Springs Hotel, in Palm Springs, California (the “Hotel”).

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee certain intangible rights with respect to the Hotel and Assignee to assume all of Assignor’s obligations with respect thereto, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s rights, if any, in, under and to the following:

(a) Marks. Each trademark, trade name, service mark, logo or other proprietary name, number (including telephone numbers), address, mark or design which is assignable in conjunction with a sale of the Hotel and which is used by Seller exclusively in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection the Hotel (altogether, the “Marks”).

(b) Permits. Each permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding liquor licenses) to the extent transferable with the Hotel (altogether, the “Permits”).

EXHIBIT G TO PURCHASE AND SALE AGREEMENT

(c) Warranties. Each written guaranty, warranty or other such obligation from any contractor, manufacturer or vendor, with respect to any of the Hotel improvements, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel (altogether, the “Warranties”).

(d) Records. On-site records, files and other written materials pertaining to the operation of the Hotel (“Records”).

(e) Plans and Studies. Seller’s rights in and to the plans and specifications for the Hotel improvements (“Plans”) and any studies, analyses, reports and other written materials pertaining to the condition of the Hotel improvements and the Hotel land.

(f) Reservations. Each reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in the Hotel, to the extent pertaining to periods from and after the date hereof (“Reservations”).

(g) Accounts. The account receivable for each person who is a guest at the Hotel on the night immediately preceding the date hereof (the “Guest Accounts”).

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor accruing from and after the date hereof with respect to each of the Marks, Permits, Warranties, Records, Plans, Reservations and Guest Accounts.

3. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

4. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

5. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with such laws.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of, respectively, Assignor and Assignee and their respective successors and assigns.

7. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of Assignor hereby represents and warrants to Assignee that such individual has been duly authorized and empowered to make such execution and delivery.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

EXHIBIT G TO PURCHASE AND SALE AGREEMENT

ASSIGNOR:	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware
corporation, its general partner

By:

Name:

Title:

ASSIGNEE:	[Insert name/jurisdiction/entity]

By:

Name:

Title:

EXHIBIT G TO PURCHASE AND SALE AGREEMENT

EXHIBIT H

FORM OF FIRPTA CERTIFICATE

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform                      (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by AP/APH PALM SPRINGS, L.P., a Delaware limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

2. Transferor’s U.S. employer identification number is ***.

3. Transferor’s office address is c/o AP/APH Ventures, LLC, 1201 Constellation Boulevard, #2900, Los Angeles, California 90067.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury each of the undersigned declares that he/she has examined this Certification and to the best of his/her knowledge and belief it is true, correct and complete and that he/she has authority to sign this document on behalf of Transferor.

Dated: , 2005	AP/APH PALM SPRINGS, L.P., a Delaware limited partnership

	By:	AP/APMC GP, Inc., a Delaware
corporation, its general partner

By:

Name:

Title:

EXHIBIT H TO PURCHASE AND SALE AGREEMENT

EXHIBIT I

FURTHER EXCEPTIONS

TO

SELLER’S WARRANTIES AND REPRESENTATIONS

The following conditions, events or facts constitute exceptions to Seller’s Warranties and Representations set forth in Section 5.1 of this Agreement: NONE.

EXHIBIT I TO PURCHASE AND SALE AGREEMENT

EXHIBIT J

GROUND SUBLEASE

Sublease (Hotels I-XI) dated December 31, 1984, by and between SENCA Palm Springs, Inc., a California corporation, a predecessor-in-interest of the City of Palm Springs, a municipal corporation, as sublandlord, and the Community Redevelopment Agency of the City of Palm Springs, California, a predecessor-in-interest of AP/APH Palm Springs, L.P., a Delaware limited partnership, as subtenant, a memorandum of which was recorded on December 30, 1985 as Instrument No. 293742 of the Official Public Records of Riverside County, California, as supplemented by the certain Supplement (For Purpose of Conforming Legal Description) to Sublease recorded on December 20, 1993 as Instrument No. 504374 of said Official Public Records, as amended by that certain Amendment to Sublease, a memorandum of which was recorded on November 5, 1998 as Instrument No. 487613 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998; subtenant’s interest was assigned to AP/APH Palm Springs, L.P., a Delaware limited partnership by Assignment to Sublease dated as of November 5, 1998 recorded November 9, 1998 as Instrument No. 487612 of said Official Records and approved by the Bureau of Indian Affairs pursuant to an approval dated as of October 29, 1998.

EXHIBIT J TO PURCHASE AND SALE AGREEMENT

EXHIBIT K

SCHEDULE OF LEASES

1.	Lease of Site for Communications Facilities dated as of July 16, 1996, by and between Hotel and Convention Center Partners dba Wyndham Management Corporation and Arch Wireless (formerly Paging Network of Los Angeles, Inc. dba Paging Network of San Diego County)

2.	Lease Agreement dated as of July 1, 2001, by and between AP/APH Palm Springs, L.P., as landlord, and Al and Lucy Zannedjian, husband and wife, as tenant.

3.	Retail Lease Agreement dated April 1, 2002 by and between AP/APH Palm Springs, L.P., as landlord, and Sherry V. Alchaian dba The Salon, as tenant and Letter Agreement exercising first option to extend dated November 25, 2002.

4.	Amended and Restated Retail Lease dated February 28, 2003 by and between AP/APH Palm Springs, L.P., as landlord, and Ultimate Massage and Facials, Inc., as tenant.

5.	Telecommunications Consulting Contract effective as of March 1, 2001 by and between AP/APH Palm Springs, LP, as owner, and High Pointe Group, LLC, as consultant.

EXHIBIT K TO PURCHASE AND SALE AGREEMENT

EXHIBIT L

SCHEDULE OF CONTRACTS

The following identifies each Service Contract and Equipment Lease:

SERVICE CONTRACTS

* - identifies contracts that have been entered into by the Hotel Manager

Hotel Management Agreement

•	Management Agreement between Wyndham Management Corporation and AP/APH Palm Springs, L.P., dated September 1, 2001.

Hotel License (Franchise) Agreement

•	Franchise Agreement between WHC Franchise Corporation and AP/APH Palm Springs, L.P., dated September 30, 1998, Addendum to Franchise Agreement for Fractional Franchise Exemption dated September 30, 1998, Letter Agreement accepted September 30, 1998 and First Amendment to Franchise Agreement dated September 1, 2001.

Other Service Contracts

•	*Securities System Agreement dated 10/1/98 between Central Security Services, Inc. and Wyndham Palm Springs Hotel re: fire alarm monitoring and maintenance.

•	*Equipment Maintenance Agreement dated 2/1/04 between American Telephone and Wyndham Palm Springs.

•	*Offsite Storage and Service Proposal and Agreement dated 2/15/00 between All Valley Document Storage and Wyndham Palm Springs Hotel.

•	*Rayne Water Conditioning Agreement with Wyndham Hotel & Resort re: water treatment dated effective 8/31/04.

•	*AT Systems Armored Car Service Agreement with Wyndham Hotel effective 5/1/02.

•	*Letter Agreement dated 5/14/99 between Douglas Pool Service and Wyndham Hotel.

•	*Meaders Cleaners Agreement with Wyndham Hotels & Resorts dated 4/13/04 re: dry cleaning.

•	*Musi-Cal Service Agreement (and Supplemental Agreement) with re: music broadcast dated 3/25/97.

EXHIBIT L TO PURCHASE AND SALE AGREEMENT

•	*Otis Elevator Maintenance Service Agreement with Wyndham Palm Springs dated 10/1/02.

•	Automated Technology Machines, Inc. ATM License/Use Agreement with AP/APMC Management, LP effective 1/26/99.

•	Al’s Gardening Service Maintenance Contract with AP/APH Palm Springs LP d/b/a Wyndham Palm Springs dated 8/12/04.

•	Resort Parking Services, Inc. Valet Parking Agreement with AP/APH Palm Springs, LP d/b/a the Wyndham Palm Springs dated 10/1/03.

•	*Toshiba Business Solutions Total Customer Care (TCC) Agreement with Wyndham Palm Springs Hotel re: copy machines lease effective 5/1/02.

•	*Logiclink Placement Agreement with Wyndham, Palm Springs, CA. re: Business Center Equipment effective 1/1/02.

•	Wayport, Inc. Internet Service Resale Agreement with AP/APH Palm Springs, LP re: High Speed Internet Access effective 1/6/04.

EQUIPMENT LEASES

•	Rubbish Service Agreement dated 5/14/99 between Palm Springs Disposal Services and AP/APH Palm Springs, L.P. d/b/a Wyndham Palm Springs Hotel.

•	*Mail Machine and Scale Lease effective 9/1/00 between ASCOM (Mellon Leasing, Inc.) and Wyndham International, Inc.

•	(3) Vehicle Lease Agreements; 2 effective 4/3/03 between Wilmar Leasing, Inc. and AP/APH Palm Springs, L.P. d/b/a Wyndham Palm Springs Hotel. Also, 1 car lease to be executed 7/04.

•	*Palm Springs Recycling Box Bailer Lease Rental Agreement with Wyndham Hotel dated 4/4/95.

•	Master Equipment Lease Agreement (Phone Switch) dated June 3, 2003 between GMAC Commercial Mortgage Corporation and AP/APH Palm Springs, L.P.

EXHIBIT L TO PURCHASE AND SALE AGREEMENT

EXHIBIT M

SCHEDULE OF EMPLOYEE BENEFIT PLANS

•	The Wyndham International 401(k) Plan (Summary Plan and Description & Addendum) for Palm Springs and St. Anthony hotels.

EXHIBIT M TO PURCHASE AND SALE AGREEMENT